Exhibit 99.1

Better Choice Announces Closing of Expanded Series F Financing and Acceleration of Asian Expansion

Management and Board Have Funded More than $11M to Support Growth

NEW YORK, Oct. 13, 2020 (GLOBE NEWSWIRE) -- Better Choice Company (OTCQB: BTTR) (“Better Choice” or “the Company”), an animal health and wellness company, today announced the closing of an additional $1.1M of Series F financing, bringing the total amount raised to $18.9M. As part of this financing, Management and Board members funded in excess of $11.3M.

“In addition to further strengthening our balance sheet, this additional capital allows us to quickly accelerate growth in Asia, specifically China,” said Michael Young, Chairman of the Board.

“BTTR plans to allocate a portion of recent proceeds from our Series F financing to improve our online and physical sales presence in Asia, including an expansion of our internal team, building of inventory and targeted marketing spend. Our 2Q20 gross revenue in Asia was ~$2.4M, which represents a ~16% increase over 1Q20. With this type of exponential growth, we see a tremendous first-mover advantage in Asia and are excited about making this a very meaningful contributor to revenue in the near-term. Our international operations, sold through domestic distribution networks, account for approximately 20% of net sales through the first half of 2020. We could see this reach 40% or more as the market continues to mature.”

In June, one of Better Choice’s subsidiaries and largest brand, Halo, Purely for Pets, received Product Import Registrations for 15 Holistic Dog and Cat Food Diets from the Ministry of Agriculture and Rural Affairs of China. Halo was the only real, whole meat-based US pet food brand to receive these registrations in this round.

Chinese shoppers are set to spend $7 billion on their pets by 2022, according to Reuters. Based on data from Euromonitor, dog and cat food sales in China were $2.2 billion in 2018 and are expected to reach $6.1 billion in 2025, a 28.9% CAGR. Growing demand is being driven by increasing disposable income, changes in consumer lifestyle, and increased pet ownership. While the market is still relatively young in terms of pet ownership, it is growing rapidly.

“China’s growing middle class, a massive move to urbanization, and other demographic changes are driving similar pet humanization trends as seen in the US, but with a focus toward smaller breed dogs and indoor cats more suitable for urban markets. With its smaller kibble size versus the competition, Halo is an attractive choice for smaller breeds and is ideally positioned to benefit from these trends,” noted Werner von Pein, Chief Executive Officer. “Our registrations and authorizations to sell through both retail and online channels in China significantly increases our reach. When combined with our solid marketing foundation and our sophisticated go to market operations through our partner Penefit International we are well positioned to build out our distribution.”

About Better Choice Company, Inc.

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings, and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products, and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:

Red Chip Companies, Inc
Dave Gentry
407-491-4498
dave@redchip.com